UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2009

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OPTIONS MEDIA GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

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Nevada	333-147245	26-0444290
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

123 NW 13th Street, Suite 300, Boca Raton, Florida 33432

(Address of Principal Executive Office) (Zip Code)

(561) 314-3479

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

Item 2.01.

Completion of Acquisition or Disposition of Assets.

On April 16, 2010, PG Acquisition Corp, Inc. (the “Company”), a wholly-owned subsidiary of Options Media Group Holdings, Inc. (“OPMG”), entered into an Asset Purchase Agreement and Sublicense Agreement (the “Agreement”) with Cellular Spyware Inc. (“Cellular”) and Anthony Sasso (“Sasso”), the majority shareholder of Cellular.

Under the Agreement, the Company acquired an exclusive sublicense to distribute, sell and sublicense certain anti-virus software marketed under the name PhoneGuard (the “Software”) in the United States and Canada and a non-exclusive license to distribute, sell and sublicense the Software over the Internet. The Agreement shall remain effective unless the Company fails to sell 1,000,000 units of the Software in a 12 month period.

In consideration for entering into the Agreement, OPMG issued 2,850,000 shares of Series D Preferred Stock (the “Series D”) to Cellular. The Series D has a liquidation preference equal to the $1.00 per share, is convertible into common stock at a rate of 26.315789 per share of Series D and votes on an as converted basis with the common stock. Once OPMG’s authorized capital is increased to at least 600,000,000 shares, the Series D are automatically converted into shares of OPMG common stock. During the term of the Agreement, Cellular will receive a royalty on the renewals of the Software equal to 20% of the net profit for each renewal.

In accordance with the Agreement, Sasso entered into a two-year employment agreement with the Company to perform sales and marketing services. Sasso will receive a base salary of $240,000 per year and OPMG issued to him 1,750 shares of Series C Preferred Stock (the “Series C”). The Series C is restricted and vesting is subject to certain performance milestones of the sales of the Software being met. Of the Series C: (i) 1,500 shares vest upon the Company selling 1,000,000 units of the Software, (ii) another 200 shares vest upon the Company selling 1,100,000 units of the Software and (iii) the remaining Series C vest upon the Company selling 1,125,000 units of the Software. The Series C has the same liquidation rights as the shares of OPMG common stock and each share of Series C is convertible into 100,000 shares of OPMG common stock. Once OPMG’s authorized capital is increased to at least 600,000,000 shares, the holder of the Series C is entitled to convert its shares of Series C into common stock. A holder of Series C cannot exercise their shares until such time as the holder would not beneficially own, after such exercise, more than 4.99% of the outstanding shares of common stock of OPMG. Additionally, a holder of Series C cannot vote any shares beneficially owned by the holder in excess of 4.99% of the outstanding shares of common stock of OPMG. Sasso entered into a Lockup/Leakout Agreement limiting his right to sell OPMG shares of common stock and preferred stock for a six month period.

Item 3.02.

Unregistered Sales of Equity Securities.

OPMG has sold securities without registration under the Securities Act of 1933 in reliance upon the exemption provided in Section 4(2) and Rule 506 thereunder as described below.

Name or Class of Investor	Date of Sale	No. of Securities	Reason for Issuance
H20 PM	December 11, 2009	3,000,000 shares of common stock	Asset Purchase Agreement
Series A Preferred shareholder	January 15, 2010	38,371,429 shares of common stock	Conversion of Series A Preferred Stock
Warrant holders	January 22, 2009	1,591,667 shares of common stock and 358,333 three-year warrants exercisable at $0.035 per share	Exercise of warrants and issuance of warrants with reduced exercise price of previously issued warrants
Series B Preferred shareholders	January 21, 2010 through April 1, 2010	86,973,333 shares of common stock	Conversion of Series B Preferred Stock
Debt holders	January 22, 2010 through April 6, 2010	4,854,286 shares of common stock	Conversion of debt
Note holder	February 4, 2010	2,000,000 shares of common stock	Conversion of note
Leadlink	February 10, 2010	300,000 shares of common stock	Asset Purchase Agreement
Investors	February 15, 2010 through February 24, 2010	2,500,594 shares of common stock	Anti-dilution shares
Investor relations	February 24, 2010 through March 9, 2010	2,204,500 shares of common stock	Investor relations
Employee	April 16, 2010	1,750 shares of Series C Preferred Stock	Employment agreement
Shareholders of Cellular	April 16, 2010	2,850,000 shares of Series D Preferred Stock	Acquisition of sublicense
Legal	April 20, 2010	1,777,700 shares of common stock	In lieu of cash for legal services

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2010, as an inducement to enter into a new employment agreement, OPMG granted Scott Frohman, OPMG’s Chief Executive Officer, 70,000,000 five-year stock options exercisable at $0.036 per share which vest based upon performance milestones identical to Sasso’s Series C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Options Media Group Holdings, Inc.

By:	/s/ Scott Frohman
Scott Frohman Chief Executive Officer

Date:  April 23, 2010